Exhibit 4.34

Execution Version

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT,

WARRANTS AND NOTES

This Amendment (this “Amendment”) to that certain (i) Securities Purchase Agreement, dated as of March 12, 2024 (as amended on April 3, 2024, the “Securities Purchase Agreement”), by and between HUB Cyber Security Ltd., an Israeli company (the “Company”), and Tamas Gottdiener (the “Buyer”); (ii) the Convertible Notes issued by the Company to the Buyer on March 12, 2024 and on April 3, 2024 (the “Outstanding Notes”); and (iii) the Warrants to Purchase Ordinary Shares issued by the Company to the Buyer on March 12, 2024 and on April 3, 2024 (the “Outstanding Warrants”), in each case, is hereby made and entered into as of June 26, 2024. Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

WHEREAS, the Principal Amount under the Outstanding Notes was due and payable on June 12, 2024;

WHEREAS, the Company is need of additional funds to complete the audit of its 2023 annual financial statements;

WHEREAS, the Buyer is willing to lend additional funds to the Company and to amend the Outstanding Notes on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Additional Loan. The Buyer shall lend the Company an additional amount of $2,000,000 (the “Additional Purchase Price”) in exchange for a secured Convertible Note having a repayment date of 90 days following the Closing Date (as defined below) and bearing an interest rate of 10% for such 90-day period; to the extent that any portion of the Principal Amount is not repaid by the end of such 90-day period, it will bear interest at the rate of 15% per annum (on the basis of the actual number of days elapsed commencing from the 91st day following the Issuance Date and ending on the payment date, in a year of 360 days) and otherwise on the same terms and conditions as the Outstanding Notes (the “Additional Note”). As collateral for the Additional Note, the Additional Note shall be secured pari passu by the same Charged Assets that secure the Outstanding Notes, and the pledge over the Charge Assets in favor of the Lender shall not be released before all the obligations under the Outstanding Notes and the Additional Note are repaid in full. The Buyer shall be permitted to pay the equivalent amount of Additional Purchase Price in Euros, in which case the Company shall repay the Principal Amount of the Additional Note in the same amount of Euros, without regard to the prevailing exchange rate at the time of repayment (notwithstanding anything in the Securities Purchase Agreement to the contrary). Notwithstanding the foregoing, the Additional Note and all monetary figures therein shall be denominated in U.S. Dollars.

2. Extension of Repayment Date.

(a)	Effective as of the Closing Date, Section 1(d) of the $1.8 million Outstanding Note dated March 12, 2024 is hereby amended and restated to read as follows:

Unless earlier converted into Ordinary Shares or repaid by the Company, the outstanding Principal Amount and accrued but unpaid interest thereon will be due and payable by the Company on the earlier of (i) five (5) business days following the closing of a financing in the Company of at least US$25,000,000 and (ii) August 10, 2024. The Holder shall be entitled to demand repayment of all or a portion of the Principal Amount that is due by sending a two (2) Business Days’ notice to the Company.

(b)	Effective as of the Closing Date, Section 1(d) of the $6.2 million Outstanding Note dated April 3, 2024 is hereby amended and restated to read as follows:

Unless earlier converted into Ordinary Shares or repaid by the Company, the outstanding Principal Amount and accrued but unpaid interest thereon will be due and payable by the Company on the earlier of (i) five (5) business days following the closing of a financing in the Company of at least US$25,000,000 and (ii) (A) August 10, 2024, with respect to $2,200,000 of the Principal Amount and (B) September 24, 2024, with respect to $4,000,000 of the Principal Amount. The Holder shall be entitled to demand repayment of all or a portion of the Principal Amount that is due by sending a two (2) Business Days’ notice to the Company.

3. Use of Proceeds. Effective as of the Closing Date, Section 4(a) of the Securities Purchase Agreement is hereby be supplemented with the following:

The Company shall use the proceeds from the Additional Purchase Price to pay the expenses required to finalize the audit of its 2023 annual financial statements and for general corporate purposes.

4. Additional Warrants. In consideration for the Additional Purchase Price, the Company shall issue to the Buyer a Warrant to purchase up to 1,000,000 Ordinary Shares at an exercise price of $0.50 per share. In consideration for the extension described in Section 2, the Company shall issue to the Buyer a Warrant to purchase up to 2,000,000 Ordinary Shares at an exercise price of $0.70 per share (collectively, the “Additional Warrants”). The Additional Warrants shall be otherwise on the same terms and conditions as the Warrants previously issued by the Company to the Buyer pursuant to the Securities Purchase Agreement.

5. SEC Registration. No later than five (5) Business Days following the filing by the Company of its Annual Report on Form 20-F for the year 2023, the Company shall file an amendment to its draft registration statement on Form F-1 to register the issuance of the Registrable Securities with the SEC and use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter but in no event not later than sixty (60) days following the filing of the registration statement. Prior to the registration statement becoming effective, the Company shall deliver to Buyer an indemnification undertaking in customary form relating thereto.

6. Event of Default. Any breach of the terms of this Amendment shall be deemed an Event of Default under the Outstanding Notes and the Additional Note.

7. The Securities Purchase Agreement, Outstanding Warrants and Outstanding Note shall be amended as follows:

a.	Signature Page of the Securities Purchase Agreement (as amended).

i.	The definition “Exercise Price per Closing Warrant Share” shall be deleted and replaced with the following:

“Exercise Price per Closing Warrant Share: $0.70, subject to adjustment as provided therein.

Exercise Price per Additional Closing Warrant Share: $0.70, subject to adjustment as provided therein.”

ii.	The value $0.90 in the definition of “Conversion Price” shall be replaced with the value “$0.50”.

b.	Section 1(c) of the Outstanding Warrants. The value $0.90 shall be replaced with the value “$0.70”.

c.	Section 2.1 of the Outstanding Notes. The value $0.90 in the definition of “Conversion Price” shall be replaced with the value “$0.50”.

d.	The term "Warrants" in the Securities Purchase Agreement shall include also the Additional Warrants.

8. Closing. The aforementioned funding of the Additional Purchase Price and issuances, sales and deliveries of Convertible Note and Warrants shall take place on or as soon as practicable following the date hereof, but no later than the Business Day following the satisfaction or waiver of all of the closing conditions set forth in Sections 6 and 7 of the Securities Purchase Agreement (except Section 7(vii)(Qpoint pay-off letter)) (the "Closing" and such date of a Closing being, the "Closing Date").

9. Continued Validity of Transaction Documents. Except as specifically amended hereby, the Transaction Documents shall remain in full force. This Amendment shall be a Transaction Document for all purposes under the Securities Purchase Agreement.

10. Heter Iska. For the avoidance of doubt, the form of heter iska that appears in the Sefer Netivot Shalom written by Harav Shalom Yosef Gelber shall apply to the transactions contemplated by this Amendment.

11. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Buyer and the Company has caused its signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

HUB Cyber Security Ltd.

By:	/s/ Osher Partok Rheinisch	/s/ Noah Hershcoviz
	Name: Osher Partok Rheinisch	Noah Hershcoviz
	Title: CLO	CEO

BUYER:

/s/ Tamas Gottdiener
Tamas Gottdiener